EXHIBIT 10.1

LETTER AGREEMENT BETWEEN Consortium Service Management Group, Inc. (“CSMG”) and Live Tissue Connect, Inc. (“LTC”)

January 4, 2008

The following is the agreed structure between CSMG and LTC for the continuation of the R&D and marketing of the Live Biological Tissue Bonding project (“Tissue Bonding Project”).

On May 23, 2002 CSMG formed a subsidiary LTC, taking in outside shareholders that will own 14% of LTC. LTC and CSMG agree that it is imperative that the work of the Tissue Bonding Project continue and CSMG agrees to continue the project and advance funds as available to continue the project. It is agreed that effective from 5-23-06 all expenses and costs advanced by CSMG on the Tissue Bonding Project, paid by CSMG shall be carried on the books of LTC as a liability and accrue interest and begin accruing at the rate of 8% per annum on July 1, 2008. These costs effective July 1, 2008 including but are not limited to legal fees, patent costs, R&D costs, Kiev office support costs, travel, consulting, U.S. and Ukraine demonstration costs, equipment costs and U.S. development costs that are paid for by CSMG. Such expenses shall be reimbursed to CSMG from sources approved by the Board of Directors from cash flow, debt instruments, IPO, equity or debt placements or other means.

In addition, once LTC is funded, LTC shall pay to CSMG the following amounts for services:

1)	A minimum management fee of $200,000.00 for the first year beginning on the date of the initial filing of S1and shall be negotiated each year thereafter but shall not be less than $200,000 annually.
2)	All costs of IAW Ukraine development estimated at $ 480,000.00 per year ($40,000 per month beginning September 2008) depending on devices being developed to be undertaken by IAW.
3)	A $300,000 one time fee on the 80th day following FDA approval
4)
Reimbursement of all Tissue Bonding Project expenses since 5-23-06 for LTC. Interest in the form of an 8% interest accrual will begin July 1, 2008 and to be paid from financing or revenues as those funds are available to LTC.

5)
After first 510K submittal and beginning in July 2008, LTC is to pay the greater of a minimum annual royalty fee of $220,000.00 or a minimum royalty of 2% of the adjusted retail price of all sales including those products marketed and distributed by other companies for sales and 2 % any LTC license fees received from other companies. First payment shall be paid no later than the 80th day following FDA approval.

6)	LTC shall pay a portion of the annual costs of the CSMG Kiev office for Kiev support attributed to LTC work which is estimated at LTC share of $60,000.00 per year.

Executed this 44th day of January 2008.

FOR CSMG:	FOR LTC:

/s/ Herman Hohauser	/s/ Donald S. Robbins
Herman Hohauser	Donald S. Robbins
Executive Vice President	Chairman and CEO

CSMG OFFICES: Corpus Christi, TX - Kiev, Ukraine - Washington, DC - Atlanta, GA
Contact: Donald S. Robbins Chairman and CEO 500 No. Shoreline, Suite 701 No., Corpus Christi, TX 78471-1007
Telephone 361-887-7546 FAX: 361-884-0792 E-Mail csmgtech@gmail.com
WEB Site: www.csmgtechinternational.com